EXHIBIT 10.42

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of September 24, 2010 (the “Effective Date”), by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10106 (the “Company”) and Michael J. Franco (“Executive”).

Recitals

The Company and Executive desire to set forth the terms upon which the Executive will enter into employment with the Company or its affiliates;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.                   Employment.  The Company hereby agrees to employ Executive as Executive Vice President and Co-Head of Acquisitions, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.                   Term.  The period of employment of Executive by the Company hereunder (the “Employment Period”) will commence on the Commencement Date (as defined below) and shall continue through the third anniversary of the Effective Date; provided that, commencing on such third anniversary, and on each anniversary thereafter, the Employment Period will automatically be extended for one additional year unless either party gives written notice not to extend this Agreement prior to 120 days before such three-year or one-year anniversary.  The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.  The “Commencement Date” is expected to be no earlier than October 1, 2010 but may be extended by the Executive until the first business day following the expiration of a “gardening leave” (the “Gardening Leave”) which may be required by Executive’s current employer (the “Current Employer”) subject to the provisions of the immediately succeeding sentence.  The Executive will give written notice to his Current Employer of his resignation from his current position within three days of the Effective date and the period of the gardening leave may not exceed 90 days without the consent of the Company.

3.                   Position and Duties.  During the Employment Period, Executive will serve as Executive Vice President and Co-Head of Acquisitions (or such other position as the parties may agree), and will report solely and directly to the Chief Executive Officer or Chairman of the Company.  Executive will have those powers and duties normally associated with the position of Executive Vice President and Co-Head of Acquisitions and such other powers and duties as may be prescribed by the Chief Executive Officer, Chairman or the Board of Trustees of the Company, provided that such other powers and duties are consistent with Executive’s position as Executive Vice President and Co-Head of Acquisitions of the Company.  In such capacity, acquisitions personnel located in the New York City office of the Company (other, to the extent applicable, than any current Company employee with the current title of Executive Vice President or higher) will report directly to Executive (if applicable, jointly with reporting obligations to other division heads or Co-Heads).  Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company.  Without the consent of the Company, during the Employment Period, Executive will not serve on the board of directors or any similar governing body of any for-profit entity.  Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10(a), (b) or (c) of this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date (each of which has been disclosed to the Company prior to the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.                   Place of Performance. The principal place of employment of Executive will be at the Company’s principal executive offices in New York, New York.

5.                   Compensation and Related Matters.

(a)                 Base Salary.  During the Employment Period the Company will pay Executive a base salary at the rate of not less than $1,000,000 per year (“Base Salary”).  Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices.  If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.  To the extent the Gardening Leave has expired and Executive can and desires to commence his employment with the Company on or after October 1, 2010, but the Company does not wish Executive to commence his employment with the Company on such date, the Company will commence paying Executive the Base Salary as of such date.

(b)                 Annual Bonus.  During the Employment Period, Executive will be entitled to receive an annual bonus (payable in cash and/or equity of the Company) on the same basis as other senior executives commensurate with his position with the Company to be determined in the discretion of the Company.  The target for the value of the annual bonus will be $1,000,000 (but, such bonus will be at the discretion of the Company).

(c)                 Annual and Long-Term Incentive Awards.  During the Employment Period, Executive will be eligible to participate in the Company’s annual and long-term incentive compensation plans on the same basis as other senior executives commensurate with his position with the Company to be determined in the discretion of the Company.

(d)                 Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive will be entitled to participate in such employee pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.

(e)                 Expenses.  The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(f)                  Vacation.  Executive will be entitled to four weeks of vacation annually.

(g)                 Car Allowance.  The Company will pay to Executive a car allowance equal to $1,000 per month.

(h)                 Initial Equity Grant.  In connection with the commencement of Executive’s employment with the Company, Executive will be entitled to a grant of equity in the Company having a value equal to $2,000,000 at the date of grant with such value to be allocated, in accordance with the Company’s normal valuation procedures, equally between (a) options to acquire common shares of beneficial interest in the Company and (b) restricted shares in the Company or restricted units in the Company’s operating partnership, Vornado Realty L.P. (the “Initial Award”).  The Initial Award will vest ratably over four years from the date of grant and, as soon as practicable, the Company will request that the Compensation Committee of the Board of Trustees of the Company approve the Initial Award and in any event the Company will make such request within 30 days of the Commencement Date.

(i)                   2010 Salary and Bonus.  The annual salary and bonus for Executive payable for 2010 (the “2010 Salary and Bonus”) will be prorated from the Commencement Date (or, if applicable, as provided in subsection 5(a), such earlier date) with the 2010 bonus being paid on the basis of a non-prorated value equal to $1,000,000 and otherwise on the same basis as bonuses for 2010 are paid to other senior executives of the Company.

(j)                  2011 Bonus.  The annual bonus paid to the Executive for the 2011 year (the “2011 Bonus”) will not be less than $500,000 payable on the same basis as bonuses for 2011 are paid to other senior executives of the Company; provided that not less than $500,000 will be paid in cash.

(k)                 Commencement Bonus.  In addition to any other bonuses paid to Executive in or for 2010, the Company will pay to Executive a cash bonus (the “Commencement Bonus”) equal to 50% multiplied by the result of (i) $666,667 minus (ii) the actual bonus paid to Executive by his Current Employer upon or with respect to his departure from such employment; provided in no event will the Commencement Bonus exceed $250,000.  The Commencement Bonus will be paid at the same time as the bonus paid for 2010 as provide in subparagraph (i).

6.                   Reasons for Termination.  Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a)                 Death.  Executive’s employment hereunder will terminate upon his death.

(b)                 Disability.  If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of 180 days, and within 30 days after written Notice of Termination is given after such 180-day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company will have the right to terminate Executive’s employment hereunder for “Disability”, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

(c)                 Cause.  The Company will have the right to terminate Executive’s employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)                   conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)                 willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

(iii)                willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company.  Cause will not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the members of the Board of Trustees of the Company or of the Compensation Committee or Corporate Governance and Nominating Committee thereof (excluding, if applicable, Executive for purposes of determining such majority) at a meeting of the Board or such committee called and held for such purpose (after reasonable (but in no event less than 30 days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail.  This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board’s determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board’s determination.

(d)                 Good Reason.  Executive may terminate his employment for “Good Reason” within 60 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):

(i)                   the assignment to Executive of duties materially and adversely inconsistent with Executive’s status as Executive Vice President and Co-Head of Acquisitions of the Company or a material and adverse alteration in the nature of Executive’s duties, responsibilities or authority;

(ii)                 a change in reporting responsibilities such that Executive no longer reports to the Chief Executive Officer or Chairman of the Company;

(iii)                a reduction by the Company in Executive’s Base Salary;

(iv)               the relocation of the Company’s principal executive offices or Executive’s own office location to a location outside of New York City or Paramus, New Jersey (if other senior executive officers are relocated to the Paramus office); or

(v)                 the Company’s material breach of any of the provisions of this Agreement.

Executive’s right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness.  Executive’s continued employment during the 60-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e)                 Without Cause.  The Company will have the right to terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.  This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)                  Without Good Reason.  Executive will have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

7.                   Termination Procedure.

(a)                 Notice of Termination.  Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13.  For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)                 Date of Termination.  “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), 30 days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such 30-day period), and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination.

8.                   Compensation upon Termination.  If Executive suffers or incurs a Disability as defined in Section 6(b) or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below, all subject to Section 8(e) hereof.  Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.  Except as may be required by law, rule, regulation, the requirement of a stock exchange or rating agency or similar requirement or as may result from shareholder initiative or similar action that applies to other Senior Executives in addition to Executive, upon termination of Executive, all equity grants then vested will not be forfeitable.

(a)                 Termination for Cause or by Executive without Good Reason.   If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason), the Company’s obligation to Executive will be limited to:

(i)                   his accrued Base Salary and accrued vacation pay through the Date of Termination, and any reimbursements due to the Executive pursuant to Section 5(e) (unless such termination occurred as a result of misappropriation of funds) and not yet paid, as soon as practicable following the Date of Termination (“Accrued Benefits”); and

(ii)                 any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

(b)                 Termination by Company without Cause or by Executive for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to rights provided in Section 8(a) hereof, in addition to the following:

(i)                   the Company shall pay to Executive an amount equal to one times the sum of the Executive’s (A) current Base Salary, and (B) average annual incentive bonus earned by Executive, if any, for each of the two fiscal years immediately preceding the Date of Termination (but, for the purposes of this provision, such average annual incentive bonus will not to be less than $500,000);

(ii)                 all then outstanding unvested equity grants awarded to Executive by the Company will vest on the date immediately preceding the Date of Termination; and

(iii)                if the Date of Termination is prior to December 31, 2011, then Executive will also be entitled to receive (A) all then unpaid 2010 Salary and Bonus, Commencement Bonus and (B) to the extent not already paid or paid pursuant to another provision hereof, any 2011 salary through the remainder of 2011 and the 2011 Bonus.

(c)                 Disability.  During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b).  In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to rights provided in Section 8(a) hereof.  The rights of Executive with respect to the acceleration of vesting of equity awards on termination for Disability will be as set forth in the applicable award agreements (applicable as of the date of grant to senior executives generally).

(d)                 Death.  If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to rights provided in Section 8(a) hereof.  The rights of Executive with respect to the acceleration of vesting of equity awards on termination for death will be as set forth in the applicable award agreements (applicable as of the date of grant to senior executives generally).

(e)                 Failure to Extend.  A failure to extend the Agreement pursuant to Section 2 by either party shall not be treated as a termination of Executive’s employment for purposes of this Agreement.

9.                   409A and Termination.  Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 8 hereof, Executive shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.”  For purposes of the foregoing, the Identification Date shall be December 31.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

10.                Confidential Information, Ownership of Documents; Non-Competition.

(a)                 Confidential Information.  During the Employment Period and for a period of one year thereafter Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement).  Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)                 Removal of Documents; Rights to Products.  Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment.  Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.  In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)                 Protection of Business.  During the Employment Period and until the Specified Period (as defined below) following the applicable Date of Termination has expired the Executive will not (i) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of any of the Company, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Company to leave the employ of any of the Company.  Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded corporation, whether or not such corporation is in competition with the Company.  If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.  “Specified Period” means (I) with respect to the provisions of clauses (ii) and (iii) above, one year and (II) with respect to the provisions of clause (i) above and terminations of employment (a) without Cause or for Good Reason, six months, (b) without Good Reason, six months for a Competing Business and a total of 12 months (including the six months for a Competing Business) limited exclusively to those companies noted on Exhibit A hereto; and (c) for any other reason, three months.  “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the date of termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate (the “Base Business”).  Notwithstanding the foregoing, during the Specified Period, Executive will be entitled to (y) engage in businesses or become employed by or affiliated with a company or division of a company which company’s or division’s principal business focus is not the Base Business and (z) following three months following the Date of Termination, form, as a principal owner, partner or shareholder, a new hedge fund, new general investment management fund or a new real estate fund.

(d)                 Injunctive Relief.  In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)                 Continuing Operation.  Except as specifically provided in this Section 10, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

11.                Indemnification.  The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company, Alexander’s, Inc. or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company or Alexander’s, Inc. and shall inure to the benefit of his heirs, executors and administrators.

12.                Successors; Binding Agreement.

(a)                 Company’s Successors.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)                 Executive’s Successors.  No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.  If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

13.                Notice.  For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Michael J. Franco
1125 Park Avenue, Apt. 5A
New York, New York  10128
(212-517-8485)

If to the Company:

Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Tel:  212-894-7000

Attention:  Michael D. Fascitelli and Alan J. Rice

14.                Resolution of Differences Over Breaches of Agreement.  The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 10 of this Agreement.  If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.

15.                Miscellaneous.  No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  The Company hereby represents and warrants that it has reviewed the principal terms of this Agreement and its general economic parameters with member of the Compensation Committee of the Board of Trustees and has received preliminary approval thereof.

16.                Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.  Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which the Executive is a participant on the Commencement Date.

17.                409A Compliance.

(a)                 This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A ”) and regulations promulgated thereunder.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A.  For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)                 All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)                 Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

VORNADO REALTY TRUST By:_________________________ Michael D. Fascitelli President and Chief Executive Officer	EXECUTIVE __________________________ Michael J. Franco

Exhibit A

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